Exhibit 10.60

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between Byron W. Milstead (the “Executive”) and LATTICE SEMICONDUCTOR CORPORATION, a Delaware corporation (the “Company”) as of May 14, 2008 (the “Effective Date”).

1. Duties and Scope of Employment.

(a) Position. For the term of his employment under this Agreement (“Employment”), the Executive will serve as the Corporate Vice President, General Counsel and Secretary (“GC”). The Executive shall report to the Company’s Chief Executive Officer (the “CEO”). Executive will render such business and professional services in the performance of his duties, consistent with the Executive’s position within the Company, as will reasonably be assigned to him by the CEO.

(b) Obligations. The Executive shall have such duties, authority and responsibilities that are commensurate with being an executive officer. During the term of his Employment, the Executive will devote Executive’s full business efforts and time to the Company. For the duration of his Employment, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board of Directors (the “Board”) (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to the Company. Executive shall perform his duties primarily at the Company’s corporate facility in Hillsboro, Oregon.

(c) Effective Date. The Executive shall commence full-time Employment as GC under this Agreement on the Effective Date.

2. Cash and Incentive Compensation.

(a) Salary. As of the Effective Date and thereafter, the Company shall pay Executive as compensation for his services a base salary at a gross annual rate of not less than $245,004 (such annual salary, as is then in effect, to be referred to herein as “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings, provided, however, that Executive shall receive pro-rata payments of Base Salary no less frequently than once per month. Executive’s Base Salary will be subject to review by the Compensation Committee of the Board (the “Committee”) not less than annually, and adjustments will be made in the discretion of the Committee.

(b) Incentive Bonuses.

(i) Executive shall be a participant in an Executive Variable Compensation Plan as established by the Company (the “EVCP”). Under the EVCP, Executive shall be eligible to be considered for an annual fiscal year incentive payment based on a percentage of Executive’s Base Salary as of the beginning of such fiscal year or such higher figure that the Committee may select (such annual amount is the “Target Amount”). The Target Amount shall be awarded based upon the achievement of specific milestones that will be mutually agreed upon by the Committee and Executive no later than 45 days after the start of each fiscal year (the “Target Amount Milestones”). For superior achievement of the Target Amount Milestones, Executive may earn a maximum annual fiscal year incentive bonus of up to 250% of Executive’s Target Amount. Cash payment for each fiscal year’s variable compensation actually earned shall be made to Executive no later than 45 days after the end of the applicable fiscal year for which the annual incentive was earned.

(ii) For the Company’s 2008 fiscal year (which ends on January 3, 2009), Executive shall be eligible to receive a pro-rated annual fiscal year incentive payment (the “2008 Incentive Payment”) with the Target Amount set at 40% of starting Base Salary, or $98,001, subject to such pro-ration and the performance goals and other terms of the EVCP. Any earned portion of the 2008 Incentive Payment shall be paid to Executive in cash no later than 45 days after the end of the Company’s 2008 fiscal year.

(c) Sign-On Bonus. Within thirty days of the Start Date, Executive will receive a signing bonus equal to $50,000, less usual, required withholdings (the “Sign-on Bonus”). Executive will be required to refund the Sign-on Bonus to the Company if, within the first six months following the Start Date, Executive voluntarily resigns from his position or Executive’s employment is terminated for Cause.

(d) Terms of Company Compensatory Equity Awards. Executive shall be eligible for grants of options to purchase shares of the Company’s common stock, restricted stock units, or other Company equity (any prior or future compensatory equity grants to Executive shall be collectively referred to herein as “Compensatory Equity”) at times and in such amounts as determined by the Committee. The Company shall recommend to the Committee an initial stock option to purchase 266,700 shares of the Company’s common stock at the Committee’s next regularly scheduled meeting. The option price will be set at the closing market price of the Company’s common stock on that day. This grant will vest at a rate of 25% after the first year and thereafter at a rate of 6.25% per quarter, beginning on the date of Committee approval and have an exercise period of seven years. The Company will also recommend to the Committee a grant of 22,400 restricted stock units representing an equivalent number of shares of Lattice common stock. This restricted stock unit grant will be subject to the foregoing vesting schedule and to the provisions of the Company’s 1999 stock plan and the notice of grant, together with the market condition vesting provisions applicable to executive officers of the Company. All future grants of Compensatory Equity (and the issuance of any underlying shares) to Executive shall be: (i) issued pursuant to an applicable stockholder-approved plan and (ii) issued pursuant to an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933 as amended. Accelerated vesting of Compensatory Equity may occur: (x) pursuant to the terms of this Agreement and in addition (y) pursuant to the terms of the Plan and any applicable Compensatory Equity agreement. Executive may elect to establish a trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934 for any of his Compensatory Equity shares, provided, however, that such trading plan must comply with all of the requirements for the safe harbor under Rule 10b5-1 and must be either (i) approved by the Board (such approval not to be unreasonably withheld) or (ii) approved in accordance with any Rule 10b5-1 Trading Plan Policy the Company may subsequently implement.

(e) Service Definition. For purposes of this Agreement and Executive’s Compensatory Equity, “Service” shall mean service by the Executive as an employee and/or consultant of the Company (or any subsidiary or parent or affiliated entity of the Company) and/or service by the Executive as a member of the Board.

3. Vacation and Employee Benefits. During the term of his Employment, the Executive shall be entitled to vacation in accordance with the Company’s standard vacation policy. During the term of his Employment, the Executive shall be eligible to participate in any employee benefit plans or arrangements maintained by the Company on no less favorable terms than for other Company executives, subject in each case to the generally applicable terms and conditions of the plan or arrangement in question and to the determinations of any person or committee administering such plan or arrangement.

4. Business Expenses. During the term of his Employment, the Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall promptly reimburse the Executive for such expenses upon presentation of appropriate supporting documentation, all in accordance with the Company’s generally applicable policies. The Company shall also timely pay for all of Executive’s home telecommunications phone and facsimile lines and reimburse Executive for his actual mobile phone costs on a monthly basis (not to exceed $200 per monthly bill).

5. Term of Employment.

(a) Basic Rule. The Company may terminate the Executive’s Employment with or without Cause, by giving the Executive 30 days advance notice in writing. The Executive may terminate his Employment by giving the Company 30 days advance notice in writing. The Executive’s Employment shall terminate automatically in the event of his death.

(b) Employment at Will. The Executive’s Employment with the Company shall be “at will,” meaning that either the Executive or the Company shall be entitled to terminate the Executive’s employment at any time and for any reason, with or without Cause. This Agreement shall constitute the full and complete agreement between the Executive and the Company on the “at will” nature of the Executive’s Employment, which may only be changed in an express written agreement signed by the Executive and a member of the Board.

(c) Rights Upon Termination. Upon the termination of the Executive’s Employment, the Executive shall be entitled to the compensation, benefits and reimbursements described in this Agreement for the period ending as of the effective date of the termination (the “Termination Date”). Upon termination of Executive’s Employment for any reason, the Executive shall receive the following payments on the Termination Date: (i) all unpaid salary, and unpaid vacation accrued (if applicable), through the Termination Date, (ii) any unpaid, but earned and accrued incentive payments for any completed applicable determination period under the EVCP (whether paid quarterly, annually or as might otherwise be established under the EVCP) which has not yet been paid on the Termination Date and (iii) any unreimbursed business expenses. Executive may also be eligible for other post-Employment payments and benefits as provided in this Agreement.

6. Termination Benefits.

(a) Severance Pay. If there is an Involuntary Termination (as defined below) of Executive’s Employment, then the Company shall pay the Executive an amount equal to 1.0 times Executive’s then Base Salary, plus up to 1.0 times Executive’s then Target Amount (adjusted pro rata on a monthly basis depending upon the month in which the Involuntary Termination may occur) (collectively in the aggregate, the “Cash Severance”). Such Cash Severance shall be made in a single lump sum cash payment to Executive on the effective date of the separation agreement referenced in Section 8(a). Executive shall also be entitled to receive the benefits provided in Sections 6(b) and 6(c) and, if applicable, 6(d).

(b) Health Insurance. If Subsection (a) above applies, and if Executive elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following the termination of his Employment, then the Company shall reimburse Executive’s monthly premium under COBRA until the earliest of (i) twelve months after the Termination Date or (ii) the date when Executive commences receiving substantially equivalent health insurance coverage in connection with new employment.

(c) Equity Vesting. If Subsection (a) above applies, then Executive will be vested only in that number of shares of Company common stock under all of Executive’s outstanding Compensatory Equity as are actually vested as of the Termination Date according to the terms of such Compensatory Equity arrangements.

(d) Effect of Change in Control. If the Company is subject to a Change in Control (as defined below) and if there is an Involuntary Termination of Executive’s Employment in connection with such Change in Control (it will automatically be deemed to be in connection with the Change in Control if there is an Involuntary Termination during the period commencing immediately prior to the Change in Control and extending through the date that is 24 months after the Change in Control): (x) Executive shall immediately vest in (and the Company’s right to repurchase, if applicable, shall lapse immediately as to) all of Executive’s Compensatory Equity, (y) the amount of the Cash Severance in Section 6(a) shall be increased such that while the Executive shall still receive 1.0 times Base Salary, he shall receive in addition 1.0 times Target Amount (with no pro ration), and (z) the duration of COBRA coverage in Section 6(b) shall continue to be for 12 months. The Company’s obligation to continue to provide Section 6(b) benefits shall not be relieved merely because the legally required minimum period for providing COBRA continuation coverage is for a shorter period than 12 months.

(e) Excise Tax Gross-Up. In the event that the benefits provided for in this Agreement (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Subsection (e), would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive’s benefits under this Agreement shall be payable either (1) in full, or (2) as to such lesser amount which would result in no portion of the such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless Executive and the Company agree otherwise in writing, the determination of Executive’s excise tax liability, if any, and the amount, if any, required to be paid under this Subsection (e) will be made in writing by the independent auditors who are primarily used by the Company immediately prior to the Change of Control (the “Accountants”). For purposes of making the calculations required by this Subsection (e), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Executive and the Company agree to furnish such information and documents as the Accountants may reasonably request in order to make a determination under this Subsection (e). The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Subsection (e).

(f) Change in Control Definition. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events: (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity, (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets, (iii)the approval by the stockholders of the Company, or if stockholder approval is not required, approval by the Board, of a plan of complete liquidation or dissolution of the Company or(iv) solely with respect to determining the treatment of Compensatory Equity under the terms of this Agreement, the terms of any applicable definition provided by the Plan or other Company equity incentive plan or arrangement. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g) Cause Definition. For purposes of this Agreement, “Cause” shall mean (i) Executive’s material breach of this Agreement that is not corrected within a 30 day correction period that begins upon delivery to Executive of a written demand from the Board that describes the basis for the Board’s belief that Executive has materially breached this Agreement; (ii) any willful act of fraud or dishonesty that causes material damage to the Company; (iii) any willful violation of the Company’s insider trading policy; (iv) any willful violation of the Company’s conflict of interest policies; (v) any willful unauthorized use or disclosure of trade secrets or other confidential information; or (vi) Executive’s conviction of a felony.

The foregoing shall not be deemed an exclusive list of all acts or omissions that the Company may consider as grounds for the termination of Executive’s Employment, but it is an exclusive list of the acts or omissions that shall be considered “Cause” for the termination of Executive’s Employment by the Company.

(h) Good Reason Definition. For all purposes under this Agreement, “Good Reason” shall mean the occurrence of any of the following, without Executive’s express written consent: (i) a substantial reduction of Executive’s duties or responsibilities; (ii) a reduction in Executive’s Base Salary or Target Amount other than a one-time reduction (not exceeding 10% in the aggregate) that also is applied to substantially all other executive officers of the Company on the CEO’s written recommendation or written approval if Executive’s reduction is substantially proportionate to, or no greater than, the reduction applied to substantially all other executive officers; (iii) the Company’s material breach of this Agreement including without limitation the failure to timely provide Executive the cash compensation, equity compensation and/or employee benefits specified under this Agreement; or (iv) the Company requiring Executive to relocate his principal place of business or the Company relocating its headquarters, in either case to a facility or location outside of a 30 mile radius from Executive’s current principal place of employment; provided, however, that Executive will only have Good Reason if the event or circumstances constituting Good Reason specified in any of the preceding clauses is not cured or otherwise remedied to the Executive’s satisfaction within 30 days after Executive gives written notice to the Board.

(i) Involuntary Termination Definition. For all purposes under this Agreement, “Involuntary Termination” shall mean any of the following that occur without Executive’s prior written consent: (i) termination of Executive’s Employment by the Company without Cause, or (ii) Executive’s resignation of Employment for Good Reason.

7. Successors.

(a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.

(b) Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Separation Agreement and Release of Claims. The receipt of any severance benefits pursuant to Section 6 will be subject to Executive signing and not revoking a separation agreement and release of claims in substantially the form attached hereto as Exhibit A, but with any appropriate modifications, reflecting changes in applicable law, as is necessary or appropriate to provide the Company with the protection it would have if the release were executed as of the Start Date. No severance benefits will be paid or provided until the separation agreement and release agreement becomes effective.

(b) Non-solicitation and Non-competition. The receipt of any severance benefits will be subject to the Executive agreeing that during Employment and for the 12 month period after the Termination Date (the “Continuance Period”), the Executive will not (i) solicit any employee of the Company for employment other than at the Company, or (ii) directly or indirectly engage in, have any ownership interest in or participate in any entity that as of the Termination Date, directly competes with the Company in any substantial business of the Company or any business reasonably expected to become a substantial business (i.e., at least 5% of the Company’s gross revenues) of the Company during the Continuance Period. Notwithstanding the foregoing, the provisions of Section 8(b)(ii) shall not be applicable to Executive on or after a Change in Control. The Executive’s passive ownership of not more than 1% of any publicly traded company and/or 5% ownership of any privately held company will not constitute a breach of this Subsection (b).

(c) Non-disparagement. During Employment and the Continuance Period, the Executive will not knowingly publicly disparage, criticize, or otherwise make any derogatory statements regarding the Company, its directors, or its officers. The Company’s then and future directors will not knowingly publicly disparage, criticize, or otherwise make any derogatory statements regarding the Executive during his Employment or the Continuance Period. The Company will also instruct its officers to not knowingly publicly disparage, criticize, or otherwise make any derogatory statements regarding the Executive during his Employment or the Continuance Period. Notwithstanding the foregoing, nothing contained in this Agreement will be deemed to restrict the Executive, the Company or any of the Company’s current or former officers and/or directors from providing information to any governmental or regulatory agency (or in any way limit the content of such information) to the extent they are requested or required to provide such information pursuant to any applicable law or regulation.

(d) No Duty to Mitigate. No payments or benefits provided to Executive (except as expressly provided in Section 6(b)) shall be subject to mitigation or offset.

9. Miscellaneous Provisions.

(a) Indemnification. The Company shall indemnify Executive to the maximum extent permitted by any applicable indemnification agreement, applicable law and the Company’s bylaws with respect to Executive’s Service (including timely advancing and/or reimbursing costs as incurred by Executive) and the Executive shall also be covered under a directors and officers liability insurance policy(ies) paid for by the Company.

(b) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier, U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its CEO.

(c) Arbitration. The Company and Executive agree that any and all disputes arising out of the terms of this Agreement, the Executive’s Employment, Executive’s Service, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration in Portland, Oregon before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The Company and the Executive agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Company and the Executive hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This Subsection (c) will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Company or the Executive and the subject matter of their dispute relating to Executive’s obligations under this Agreement. The Company shall be responsible for timely paying for all arbitration and legal fees incurred by both parties as such costs are incurred, provided, however that if (i) the Executive initiates the arbitration proceeding and (ii) the Company prevails in such arbitration that was initiated by the Executive, then each side shall be responsible for paying for their own costs.

(d) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e) Whole Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) with respect to the subject matter hereof. In the event of any conflict in terms between this Agreement and/or the Plan and/or any agreement executed by and between Executive and the Company, the terms of this Agreement shall prevail and govern.

(f) Legal Fees. Each party shall pay its own legal fees and expenses incurred in connection with the preparation and execution of this Agreement.

(g) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(h) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oregon (except their provisions governing the choice of law).

(i) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(j) Code Section 409A. The Company and the Executive agree to work together in good faith to consider amendments to this Agreement necessary or appropriate to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Code Section 409A and any temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder.

(k) No Assignment. This Agreement and all rights and obligations of the Executive hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights under this Agreement to any entity that expressly in writing assumes the Company’s obligations hereunder in connection with any sale or transfer of all or substantially all of the Company’s assets to such entity.

(l) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the Start Date.

/s/ Byron Milstead
Byron W. Milstead

LATTICE SEMICONDUCTOR CORPORATION

By	/s/ Jan Johannessen
Title:	Chief Financial Officer